Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2022 RESULTS,
ANNOUNCES $0.19 PER SHARE DIVIDEND

●	Revenues of $1.6 billion, net income of $92.5 million
●	Earnings per diluted share of $1.43, excluding one-time gain related to Momentum JV
●	Absorption ratio 136.3%
●	Record first quarter financial results primarily due to strong Class 8 truck sales and aftermarket growth
●	Board declares cash dividend of $0.19 per share of Class A and Class B common stock

SAN ANTONIO, Texas, April 26, 2022 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2022, the Company achieved revenues of $1.563 billion and net income of $92.5 million, or $1.60 per diluted share, compared with revenues of $1.232 billion and net income of $45.3 million, or $0.79 per diluted share, in the quarter ended March 31, 2021. On January 3, 2022, Cummins, Inc. and the Company closed on Cummins’ acquisition of a 50% equity interest in Momentum Fuel Technologies that resulted in a $12.5 million gain. Excluding the one-time gain related to the joint venture transaction, the Company’s adjusted net income for the quarter ended March 31, 2022 was $82.9 million, or $1.43 per diluted share. Additionally, the Company’s Board of Directors declared a cash dividend of $0.19 per share of Class A and Class B Common Stock, to be paid on June 10, 2022, to all shareholders of record as of May 12, 2022.

“We are extremely proud of our strong financial results, including overall revenues and net profit, which were both first quarter records for our company,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Our results were primarily driven by the continued strong economy and healthy consumer spending for much of the quarter. While new truck production capacity remained limited due to component part supply chain issues, our Class 8 new truck sales significantly outperformed the market. Our aftermarket revenues also greatly contributed to our financial results and were primarily driven by increased demand for parts and service support and our continued focus on our long-term aftermarket initiatives. Further, the acquisition of 19 dealership locations from The Summit Truck Group in the fourth quarter of 2021, and the gain on the sale in connection with the establishment of our joint venture with Cummins positively impacted our financial performance in the first quarter,” said Rush.

“Currently, the economy remains healthy and there continues to be pent up demand for new commercial vehicles and aftermarket services caused by supply constraints over the last year. These factors should positively impact commercial vehicle and aftermarket sales throughout the remainder of 2022. Conversely, we are beginning to see elevated fuel prices negatively impact spot market rates and believe inflation and rising interest rates may begin to negatively impact consumer spending and capital expenditures across a variety of industries we support. We are carefully monitoring these and other economic factors that may impact industry demand moving forward. However, with the ongoing integration of our strategic initiatives into our newly acquired dealership locations, and our continued disciplined approach to expense management, we believe our financial results will continue to be strong in 2022,” Rush said.

“It is important for me to recognize our employees for their unwavering commitment to our company and our long-term goals. A quarter like this simply would not have been possible without their outstanding contributions,” Rush said.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 61% of the Company’s total gross profit in the first quarter of 2022, with parts, service and collision center revenues reaching $543.3 million, up 30.7% compared to the first quarter of 2021. The Company achieved a quarterly absorption ratio of 136.3% in the first quarter of 2022, compared to 122.6% in the first quarter of 2021.

“In the first quarter, there was strong demand for maintenance and repair of existing vehicles in operation.  This demand, combined with our growing technician work force, resulted in healthy parts and service activity from most market segments we support, particularly refuse, large national fleets and some energy customers,” said Rush.  “During the first quarter, we continued to expand and train our technician workforce, and we furthered our strategic initiatives by expanding our Xpress services, mobile service and contract maintenance offerings, all of which helped our aftermarket revenues grow,” he added.  “While parts supply constraints continue to impact the industry and limit our aftermarket growth somewhat, the scale of our nationwide parts inventory better equips us to manage parts shortages,” said Rush.

“As we look ahead, we expect parts supply constraints to continue to impact the industry through at least the remainder of the year, but we also believe parts and service demand will remain strong throughout 2022. Additionally, we continue to expand our dedicated aftermarket sales team to support large national fleets as well as increase the size of our technician workforce. By leveraging the geographic and product breadth of our network and implementing our processes and strategic initiatives at our new locations, we believe our aftermarket results will substantially outpace the industry this year,” said Rush.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 51,347 units in the first quarter of 2022, down 7.3% over the same time period last year, according to ACT Research. However, the Company significantly outpaced the industry, selling 3,528 new Class 8 trucks in the first quarter, an increase of 17.8% compared to the first quarter of 2021, and accounting for a 6.9% share of the new U.S. Class 8 truck market.

“While U.S. new Class 8 truck sales declined somewhat in the first quarter due to ongoing component parts supply chain issues, we experienced strong, broad-based demand from a wide variety of market segments, including over-the-road, construction and vocational customers. We are very pleased with our new Class 8 truck sales results in the first quarter despite continued production challenges that have limited the number of Class 8 trucks we have available to sell,” said Rush.

“Looking ahead, we believe production constraints caused by global supply chain issues will continue to negatively impact the new Class 8 truck market through the year, “said Rush. “Truck allocation by the manufacturers we represent will continue to limit our ability to meet the full demands of the market, but our backlogs remain strong, and we believe our results will outpace the industry in 2022,” said Rush.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 57,243 units in the first quarter of 2022, down 7.8% over the same time period last year, according to ACT Research. The Company sold 2,141 Class 4-7 medium-duty commercial vehicles in the first quarter, a decrease of 8.3% compared to the first quarter of 2021, which accounted for 3.7% of the U.S. Class 4 through 7 commercial vehicle market.

“In the first quarter, most of the medium-duty truck manufacturers we represent were still significantly limiting production, with some manufacturers increasing production of more profitable heavy-duty trucks instead of medium-duty trucks,” said Rush. “That said, we experienced strong, widespread demand from most market segments, especially vocational and municipalities. Looking ahead, we expect medium-duty truck production will remain constrained until at least later this year, and we believe our medium-duty truck sales results will be consistent with the industry in 2022,” he added.

The Company sold 2,395 used commercial vehicles in the first quarter of 2022, a 24.5% increase compared to the first quarter of 2021. “Strong demand for used trucks continued in the first quarter, with broad-based activity from most market segments we support. However, used truck values are beginning to retract from their historically high levels in 2021, and we believe used truck values will continue to moderate throughout the remainder of 2022. We believe softening spot rates will be offset by new truck production constraints resulting in healthy used truck demand for the remainder of 2022,” said Rush.

Network Expansion

In the first quarter, the Company expanded its network with Rush Truck Centers – Miami Northwest, which offers parts and used truck sales. “This new location strengthens our presence in a major trucking market and enables us to enhance the support we provide to customers in Florida,” said Rush.

Next week, the Company expects to close on a deal to acquire an additional 30% of Rush Truck Centres of Canada Limited, the largest International Truck dealer in Canada, bringing the Company’s total ownership of Rush Truck Centres of Canada Limited to 80%. “We have been integrating Rush Truck Centres of Canada’s 15 dealership locations to our network since 2019, and we are pleased to expand our investment, to further support cross-border transportation customers,” said Rush.

Financial Highlights

In the first quarter of 2022, the Company’s gross revenues totaled $1.563 billion, a 26.9% increase from $1.232 billion in the first quarter of 2021. Net income for the quarter was $92.5 million, or $1.60 per diluted share, compared to net income of $45.3 million, or $0.79 per diluted share, in the quarter ended March 31, 2021. On January 3, 2022, Cummins, Inc. and the Company closed on Cummins’ acquisition of a 50% equity interest in Momentum Fuel Technologies that resulted in a $12.5 million gain. Excluding the one-time gain related to the joint venture transaction, the Company’s adjusted net income for the quarter ended March 31, 2022 was $82.9 million, or $1.43 per diluted share.

Aftermarket products and services revenues were $543.3 million in the first quarter of 2022, compared to $415.7 million in the first quarter of 2021. The Company delivered 3,528 new heavy-duty trucks, 2,141 new medium-duty commercial vehicles, 481 new light-duty commercial vehicles and 2,395 used commercial vehicles during the first quarter of 2022, compared to 2,995 new heavy-duty trucks, 2,334 new medium-duty commercial vehicles, 395 new light-duty commercial vehicles and 1,924 used commercial vehicles during the first quarter of 2021.

Rush Truck Leasing operates 52 PacLease and Idealease franchises across the country with more than 8,800 trucks in its lease and rental fleet and more than 1,600 trucks under contract maintenance agreements. Lease and rental revenue increased 22.5% in the first quarter of 2022 compared to the first quarter of 2021. This increase was primarily related to the acquisition of the Summit Idealease locations in the fourth quarter of 2021.

During the first quarter of 2022, the Company repurchased $15.3 million of its common stock pursuant to its stock repurchase plan. In addition, the Company paid a cash dividend of $11.1 million during the first quarter.

“Throughout the first quarter, we remained focused on our long-term strategic initiatives and diligent expense management, resulting in record-high first quarter revenues and profitability,” said Rush. “Further, we are proud to continue to return value to shareholders while keeping a strong balance sheet and cash position,” he added.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Wednesday, April 27, 2022, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live by dialing 877-638-4557 (U.S.) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 15, 2022. Listen to the audio replay until May 4, 2022 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering the Conference ID 7877548.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with 139 locations in 23 states, including 125 franchised Rush Truck Center locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, the impact of the acquisition of certain dealership assets from The Summit Truck Group and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2021. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$209,526	$148,146
Accounts receivable, net	186,757	140,186
Inventories, net	1,111,067	1,020,136
Prepaid expenses and other	16,225	15,986
Total current assets	1,523,575	1,324,454
Property and equipment, net	1,265,601	1,278,207
Operating lease right-of-use assets, net	65,674	69,008
Goodwill, net	370,331	370,331
Other assets, net	96,367	77,977
Total assets	$3,321,548	$3,119,977

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$702,209	$630,731
Current maturities of finance lease obligations	26,913	26,695
Current maturities of operating lease obligations	11,988	12,096
Trade accounts payable	171,119	122,291
Customer deposits	71,846	80,561
Accrued expenses	144,627	131,130
Total current liabilities	1,128,702	1,003,504
Long-term debt, net of current maturities	338,426	334,926
Finance lease obligations, net of current maturities	85,522	89,835
Operating lease obligations, net of current maturities	54,780	57,976
Other long-term liabilities	27,587	26,514
Deferred income taxes, net	141,492	140,473
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2022 and 2021	–	−
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 43,093,711 Class A shares and 12,597,341 Class B shares outstanding in 2022; and 43,107,867 Class A shares and 12,398,606 Class B shares outstanding in 2021	568	563
Additional paid-in capital	482,146	470,750
Treasury stock, at cost: 531,969 Class A shares and 596,298 Class B shares in 2022; and 339,786 Class A shares and 492,052 Class B shares in 2021	(52,248)	(36,933)
Retained earnings	1,113,341	1,031,582
Accumulated other comprehensive income	1,232	787
Total shareholders’ equity	1,545,039	1,466,749
Total liabilities and shareholders’ equity	$3,321,548	$3,119,977

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Revenues
New and used commercial vehicle sales	$935,719	$747,719
Aftermarket products and services sales	543,263	415,737
Lease and rental	71,335	58,227
Finance and insurance	7,525	6,465
Other	5,360	3,658
Total revenue	1,563,202	1,231,806
Cost of products sold
New and used commercial vehicle sales	834,993	677,092
Aftermarket products and services sales	334,208	261,842
Lease and rental	48,561	48,058
Total cost of products sold	1,217,762	986,992
Gross profit	345,440	244,814
Selling, general and administrative expense	224,447	174,955
Depreciation and amortization expense	13,674	13,726
Gain on sale of assets	180	92
Operating income	107,499	56,225
Other income	14,064	919
Interest expense, net	1,219	507
Income before taxes	120,344	56,637
Income tax provision	27,891	11,304
Net income	$92,453	$45,333

Earnings per common share:
Basic	$1.65	$0.82
Diluted	$1.60	$0.79

Weighted average shares outstanding:
Basic	55,938	55,567
Diluted	57,912	57,734

Dividends declared per common share	$0.19	$0.18

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	March 31, 2022	March 31, 2021
New heavy-duty vehicles	$546,141	$449,997
New medium-duty vehicles (including bus sales revenue)	178,045	188,218
New light-duty vehicles	23,801	18,407
Used vehicles	185,673	88,343
Other vehicles	2,059	2,754

Absorption Ratio	136.3%	122.6%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2022	March 31, 2021
Floor plan notes payable	$702,209	$550,304
Current maturities of long-term debt	─	135,523
Current maturities of finance lease obligations	26,913	26,448
Long-term debt, net of current maturities	338,426	369,587
Finance lease obligations, net of current maturities	85,522	93,584
Total Debt (GAAP)	1,153,070	1,175,446
Adjustments:
Debt related to lease & rental fleet	(446,529)	(581,692)
Floor plan notes payable	(702,209)	(550,304)
Adjusted Total Debt (Non-GAAP)	4,332	43,450
Adjustment:
Cash and cash equivalents	(209,526)	(316,070)
Adjusted Net Debt (Cash) (Non-GAAP)	$(205,194)	$(272,620)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2022	March 31, 2021
Net Income (GAAP)	$288,535	$137,113
Provision for income taxes	88,855	39,578
Interest expense	2,482	4,752
Depreciation and amortization	53,302	56,852
(Gain) loss on sale of assets	(1,520)	(1,844)
EBITDA (Non-GAAP)	431,654	236,451
Adjustment:
Interest expense associated with FPNP	469	(3,808)
Adjusted EBITDA (Non-GAAP)	$432,123	$232,643

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2022	March 31, 2021
Net cash provided by operations (GAAP)	$416,790	$664,308
Acquisition of property and equipment	(179,933)	(119,644)
Free cash flow (Non-GAAP)	236,857	544,664
Adjustments:
Draws (payments) on floor plan financing, net	151,905	(238,495)
Proceeds from L&RFD	46,305	80,333
Principal payments on L&RFD	(92,691)	(179,423)
Cash used for L&RF purchases	71,423	─
Non-maintenance capital expenditures	19,370	6,918
Adjusted Free Cash Flow (Non-GAAP)	$433,169	$213,997

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2022	March 31, 2021
Total Shareholders' equity (GAAP)	$1,545,039	$1,309,229
Adjusted net debt (cash) (Non-GAAP)	(205,194)	(272,620)
Adjusted Invested Capital (Non-GAAP)	$1,339,845	$1,036,609

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.